EXHIBIT 99.1
FOR IMMEDIATE RELEASE

  WESTERN REFINING AND GIANT INDUSTRIES TO CHALLENGE U.S. FEDERAL TRADE
        COMMISSION'S INTENTION TO ENJOIN COMPANIES' MERGER

Cites Support for the Merger from Numerous State Officials, Customers, and
 Industry Trade Organizations Who Agree that the Transaction Will Benefit
              Consumers and Poses No Threat to Competition

EL PASO, Texas and SCOTTSDALE, Arizona - April 10, 2007 - Western Refining, Inc. (NYSE: WNR) and Giant Industries, Inc. (NYSE: GI) today stated that the recent decision by the U.S. Federal Trade Commission (FTC) to seek to enjoin the companies' proposed merger is without basis in fact or law and that the companies intend to vigorously challenge the FTC in court. A hearing schedule for this matter will be determined in the coming days.

Western's President and Chief Executive Officer, Paul Foster, said, "This merger will result in more product being provided to the combined companies' customers and is, therefore, pro-competitive. The FTC's decision demonstrates a fundamental and troubling lack of understanding about the areas in which Western Refining and Giant operate, the competitors in those areas and the competitive nature of those areas. The FTC's position is entirely without basis, and we look forward to proving our case before an objective and knowledgeable court."

Giant's Chairman and Chief Executive Officer, Fred Holliger, said, "We are disappointed that the FTC has chosen to oppose the merger of two small companies that together would operate less than 1.5% of the U.S. refining capacity. Over the past several years, mergers and acquisitions of refineries have created refining companies that dwarf our size and they have been allowed by the FTC. The employees of both companies have spent countless hours preparing documents in response to the FTC's information requests and we and our advisors haven't seen anything that we believe would serve as a basis for the FTC to oppose this merger. We continue to believe that the merger is in the best interest of our shareholders, our employees and our customers."

Western and Giant stated that the FTC has never suggested the need for any potential divestiture or other potential remedies. The companies also noted that numerous letters and declarations of support for the merger have been sent to the FTC from state government officials, industry trade organizations, and customers. In discussing the benefits that a Western-Giant combination creates for New Mexico and Texas and the consumers in those states, these State, industry and business leaders have cited, among other things, that:

- Western and Giant are smaller, independent refiners that compete with the largest major oil companies in the world;

- The areas in which Western and Giant operate, including the Albuquerque area, are highly competitive and have multiple options for fuel supply;

- A Western-Giant combination would have no negative impact on competition and would instead enhance competition;

- Western has one of the best operating rates in the industry and its expertise will help ensure a more reliable supply of gasoline and diesel fuel by reducing the risk of unplanned refinery shutdowns and improving utilization rates; and

- A Western-Giant combination is good for consumers as it creates a more stable organization, will result in more product being supplied to the areas served by the companies' refineries and thereby more choice for consumers.

On November 13, 2006, Western Refining and Giant Industries announced an agreement under which Western will acquire all of the outstanding shares of Giant for $77.00 per share in cash. As previously announced, Giant Industries' shareholders voted to approve the transaction on February 27, 2007. Consummation of the transaction remains subject to this litigation.

About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.

About Giant Industries
Giant Industries Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico, and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado and Arizona. Giant is also the parent company of Phoenix Fuel Co. Inc., Dial Oil Co. and Empire Oil Co., all of which are wholesale petroleum products distributors.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. These statements are subject to inherent risks regarding the satisfaction of the conditions to the closing of the merger, the timing of the closing if it occurs and the impact the merger may have on the future operations of Giant and Western and the markets they serve. Additional information relating to the uncertainties affecting Western's and Giant's businesses is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western and Giant do not undertake any obligation to (and expressly disclaim any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Contacts:
Western Refining              Giant Industries
Scott Weaver                  Mark B. Cox
915-775-3300                  480-585-8888

OR

Barrett Golden / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449